[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.12

UBC File No. 18-0114

TECHNOLOGY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made as of the 31st day of May 2017 (the "Effective Date”)

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("UBC")

AND:

INMED PHARMACEUTICALS INC., a corporation incorporated under the laws of British Columbia, with a registered office at 350- 409 Granville St., Vancouver, BC, V6C 1T2

(the "Assignee")

WHEREAS:

A.        UBC has been engaged in research sponsored by the Assignee during the course of which it has invented, developed and/or acquired certain technology relating to the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids, which research was undertaken by Prof. Vikramaditya Yadav (the "Investigator") in the UBC Department of Chemical & Biological Engineering whether prior to, during or after the Contract Period set out in the Collaborative Research Agreement dated May 22, 2015 (collectively, “Sponsored Research’’);

B.        It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C.       UBC and the Assignee have agreed to an assignment of UBC’s right, title, and interest in the Technology and Improvements (as defined below) from UBC to the Assignee on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0       Definitions:

1.1       In this Agreement:

(a)	“Affiliate” means, with respect to any specified person, any other person that directly controls, is controlled by, or is under common control with, such specified person. For the purposes of this Article 1.1(a), “control’’ shall mean:
(i)	in the case of corporate entities, the direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote in the general meeting of shareholders, and

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(ii)	in the case of a partnership or other legal entity, ownership of at least 50% interest in the income or at least a 50% interest in the power to direct the management or policies of such entity;
(b)	"Confidential Information" means any information relating to the Technology, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the Assignee pursuant to this Agreement, including all business records and financial information, which is non-public, confidential or proprietary in nature, whether written, oral or in electronic form, but excluding any part of the Information:
(i)	published or available to the general public otherwise than through a breach of this Agreement;
(ii)	obtained by UBC from a third party with a valid right to disclose it, provided that said third party is not known by UBC to be under a confidentiality obligation to the Assignee; or
(iii)	independently developed by employees, agents or consultants of UBC who had no knowledge of or access to the Confidential Information as evidenced by its business records.
(c)	“Field” means the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids;
(d)	"Improvements" means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Effective Date by:
(i)	the Investigator while employed at UBC, or
(ii)	jointly, by the Investigator while employed at UBC, and the Assignee or any licensees of the Assignee,

directly relating to the Technology and within the Field;

(e)	“Improvement Patents" means patents and patent applications that claim
Improvements;
(f)	"Licensing Revenue" means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Assignee under each agreement relating to a license, assignment, grant or transfer of the Assignee’s rights in the Technology and/or any Improvements, and/or any Products whether by way of license, assignment development agreement or otherwise. Without limiting the generality of the foregoing Licensing Revenue will include all:
(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense, assignment, grant or transfer of the Assignee’s rights in the Technology or any Improvements, and/or any Products, and

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(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Assignee under a written research plan and agreement, received by the Assignee from any licensee or assignee relating to the Assignee’s rights in the Technology, Improvements or any Products, less reimbursement of research and development costs and patent costs.

For clarity, Licensing Revenue shall not include:

(iii)	any equity investment made by a third party to purchase shares of the Assignee;
(iv)	loans to the Assignee from a licensee or assignee, except to the extent that the interest charged for same is less than fair market value (in which case such difference shall be Licensing Revenue) or to the extent that the principal of same is forgiven (in which case such forgiven amount shall be Licensing Revenue); and
(v)	any Sales Revenue;
(g)	"Patents" means collectively:
(i)	the United States patents and patent applications identified in Schedule "A",
(ii)	ail United States patents issued from the patent applications identified in Schedule “A",
(iii)	all United States counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions of the patents and patent applications identified in Schedule "A",
(iv)	all Canadian and international patent applications corresponding to those described in paragraphs (i) and (iii) above,
(v)	all Canadian and foreign patent applications, including supplementary protection certificates and other administrative protections corresponding to those described in paragraphs (i) and (iii) above, and
(vi)	all Canadian, international and foreign counterpart patents resulting from any of the patent applications described in paragraphs (iv) and (v) above,

all of which will be deemed added, from time to time, to Schedule “A";

(h)	"Product(s)" means a product, the manufacture or sale of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Patents and/or the Improvement Patents in the country of manufacture or sale;
(i)	"Royalty Due Dates" means the last day of March, June, September and December of each year during the Royalty Term;

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(j)	"Royalty Term” starts on the Effective Date and ends on the expiry of the last Valid

Claim under the Patents or Improvement Patents assigned under this Agreement;

(k)	"Sales Revenue" means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Assignee (but not including monies collected from any licensee or assignee of the Assignee) from the marketing, manufacturing, sale, use or distribution of any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:
(i)	credit, allowances or refunds given on account of returned goods,
(ii)	transportation charges invoiced separately and actually charged to third parties,
(iii)	direct sales taxes and customs duties applied on the sales of Products,
(iv)	agents’ commissions paid by the Licensee for the sale of Products, and
(v)	bona fide special rebates provided by the Licensee for Products purchased by third parties.

For clarity, Sales Revenue shall not include any equity investment made by a third party to purchase shares of the Assignee;

(l)	"Technology'' means the Patents and all work product arising from the Sponsored Research in the Field as described in Schedule "A”; and
(m)	“Valid Claim” means:
(i)	a claim of a pending patent application, provided that the patent application has not been pending for longer than seven (7) years after the date from which such application claims priority, and

(ii)       a claim of an issued, unexpired patent,

that has not been:

(iii)	permanently revoked or held invalid, unpatentable or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or
(iv)	admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

2.0       Assignment of the Technology and Improvements:

2.1       Subject to the terms and conditions of this Agreement, UBC agrees to transfer,

sell and assign on the Closing Date to the Assignee all of UBC's right, title and interest in and to the Technology.

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2.2       Subject to the terms and conditions of this Agreement, UBC agrees to transfer sell and assign to the Assignee all of UBC’s right, title, and interest in and to any Improvements.

2.3       Notwithstanding Articles 2.1 or 2.2 above, the Assignee hereby:

(a)	grants to UBC a world-wide, fully paid-up, non-exclusive license to use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial use; and
(b)	acknowledges and agrees that UBC and its faculty, researchers and students, shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications accounts of their research relating to the Technology or any Improvements, provided that the Assignee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. The Assignee may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to UBC by the Assignee; or (ii) that it discloses patentable subject matter which needs protection. If the Assignee makes objection on the grounds of the inclusion of the Assignee’s Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC shall be free to present and/or publish the proposed disclosure. If the Assignee makes an objection on the grounds of protection of patentable subject matter. UBC will delay the proposed disclosure until Assignee has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the “Delay”). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than six (6) months from the date UBC delivers the proposed disclosure to the Assignee, after which UBC shall be free to present and/or publish the proposed disclosure. Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay shall be permitted for the defense of a student’s thesis.

The rights granted to UBC pursuant to this Article 2.3 shall be irrevocable, royalty-free and perpetual.

3.0       Payment to UBC for Assignment:

3.1       In consideration for the assignment of the Technology and any Improvements to the Assignee, the Assignee will pay to UBC, on a calendar quarterly basis, a royalty of [*]% of all Sales Revenues and a royalty of [*]% of all Licensing Revenues.

3.2       Royalties shall be payable on sales of Products in each country until the expiration of the last Valid Claim under the Patents or the Improvements Patents applicable to such Product in that country. For greater clarity it is confirmed that if a Product is covered by a Valid Claim in the country of manufacture, then the royalty rate set out in Article 3.1 is applicable to the Sales Revenues received from the sale or use of the Product in all countries to which such Product is exported regardless of whether the Product is covered by a Valid Claim in the country of use or sale.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.3       The calculation of sales of Products shall be adjusted for combination products and generic competition. If the Assignee obtains a license under any third party patent rights which in the Assignee’s reasonable judgement is desirable or necessary to develop or commercialize the Product, then the Assignee may deduct from the royalties payable under Article 3.1 an amount equal to 50% of the royalty payments payable to such third party on a country by country basis for the applicable calendar quarter. If a generic equivalent of a Product is launched in a country, the royalties payable in such country shall be reduced by 50%. In no situation will the calculations made under this Article 3.3 reduce the royalties payable to UBC under Article 3.1 by more than 50% in any country.

3.4       The royalty is due and payable within 30 days after each respective Royalty Due Date and is to be calculated with respect to the Sales Revenue and Licensing Revenue in the 3-month period immediately before the applicable Royalty Due Date.

3.5       All royalties paid by the Assignee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Assignee receives any Sales Revenue or Licensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Sales Revenue or Licensing Revenue.

3.6       Products are deemed to have been sold by the Assignee and included in the Sales Revenue when invoiced, delivered, shipped,, or paid for, whichever is the first.

3.7       Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Assignee and another person (other than the Assignee’s Affiliates) that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Sales Revenue, and will be included in the calculation of royalties under this Agreement. Notwithstanding the foregoing, Sales Revenue shall not include and no royalties will be payable on Products used for research and development of the Products or the Technology or any Improvements for which the Assignee does not receive consideration, such as but not limited to dispositions for clinical trials, marketing, research use and compassionate use or for other similar uses.

3.8       No royalties shall be payable on Licensing Revenue paid to the Assignee by its Affiliates, but royalties shall be payable on the Licensing Revenue of the Assignee’s Affiliates from a third party.

4.0       Disclaimer of Warranty:

4.1       UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements:

(a)       corresponds with a particular description;

(b)       is of merchantable quality;

(c)       is fit for a particular purpose; or

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(d)	is durable for a reasonable period of time.

4.2       UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Assignee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements, or its failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Assignee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology or any Improvements.

4.3       Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or any Improvements, or that anything made, used, sold or otherwise disposed of with respect to, or using the Technology or any Improvements, will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;
(b)	constitutes an express or implied warranty or representation by UBC that the Assignee has, or will have, the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products;
(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or
(d)	confers the right to use in any advertising or publicity the name of UBC or any UBC trade-marks, service mark, logo, insignia, seal, design, symbol, or device used by UBC in relation to the Technology or any Improvements or anything made used, sold or otherwise disposed of by the Assignee with respect to the Technology or any Improvements.

5.0       Patents:

5.1       The Assignee will manage the patent portfolio of the Patents and any

Improvement Patents and may identify any patentable Improvement and the Assignee shall take reasonable steps to apply for an Improvement Patent. The Assignee shall pay all costs of applying for, registering and maintaining the Patents and Improvement Patents. UBC will on request and without payment, do such further acts and execute and deliver to the Assignee such assignments, applications and documents as the Assignee or its counsel may reasonably request or deem necessary and desirable to:

(a)	evidence, give effect to and complete the assignment of the Patents and Improvement Patents; and
(b)	obtain any Patents and Improvement Patents, copyrights or other protection in the Technology required to protect the interests of the Assignee therein.

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6.0       Indemnity and Limitation of Liability:

6.1       The Assignee indemnifies, holds harmless and defends UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the use, or exercise, of any rights with respect to the Technology or any Improvements by the Assignee, including without limitation agaihst any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements by the Assignee or its customers, licensees, sublicensees, agents, collaborators, Affiliates or their customers or end users.

6.2       The Assignee acknowledges and agrees that:

(a)	that the assignment of the Technology hereunder is on an “as is" basis, and that the Assignee has conducted its own due diligence with respect to the Technology and any Improvements;
(b)	UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Assignee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC or its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of CDN$1,000.

7.0       Assignee’s Warrantees:

7.1       In order to induce UBC to enter into this Agreement, the Assignee hereby represents and warrants to UBC that:

(a)	the Assignee is a company duly organized, validly existing and in good standing under the laws of British Columbia;
(b)	the Assignee has all necessary corporate power, authority and capacity to acquire the Technology and any Improvements and perform its obligations pursuant to this Agreement;
(c)	the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Assignee; and
(d)	the Assignee is not a party to, bound by or subject to any license, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution of and delivery by the Assignee of this Agreement or the performance by the Assignee of any of its terms.

8.0       Accounting Records, Reports & Notices:

8.1       All reports and notices or other documents that a party is required or may want to deliver to the other party will be delivered in writing either by personal delivery or by registered or certified mail at the address for the receiving party set out on page one of this Agreement or as varied by any notice. Any notice personally delivered shall be deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 8.1 shall be deemed to have been received at the end of the fifth day after it is posted.

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8.2       The Assignee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Sales Revenues and all business done by the Assignee in connection with the Technology, Improvements and Products. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Assignee will cause its licensees, transferees and assignees to keep similar accounts and records.

8.3       The Assignee will complete and deliver to UBC on or before each and every Royalty Due Date a report in a form sufficient to verify accurately and completely the Sales Revenue, together with a calculation of the royalty payable under this Agreement (a "Payment Report"). Each Payment Report will include, without limitation:

(a)       a list of each Product by name and description;

(b)        sales of each Product by country of sales, including the number of units sold, price per unit, and any deductions taken from gross revenue;

(c)       the method of calculation of any currency conversion; and

(d)       the method by which the royalty amount is calculated;

and be signed by a senior officer of the Assignee to verify the accuracy and completeness of the information contained in the Payment Report.

8.4       The calculation of all payments due to UBC under this Agreement will be carried out in accordance with generally accepted Canadian accounting principles applied on a consistent basis.

8.5       The Assignee will retain the accounts and records referred to in this Article 8 for at least six (6) years from when they were made and will permit any duly authorized representative of UBC to inspect, at UBC's expense, the accounts and records during the Assignee’s normal business hours. The Assignee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Assignee's records by UBC shows an under-reporting or underpayment by the Assignee of any amount to UBC by more than 5% for any 12 month period, then the Assignee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount tound due (including any Interest) within 30 days of notice by UBC to the Assignee.

8.6       UBC agrees that the information set forth in the Payment Reports and the accounts and records subject to inspection under Section 8.5 shall be subject to the obligations of confidentiality set out in Article 9 and shall be maintained in confidence by UBC and its representatives, shall not be used for any purpose other than verification of the Assignee’s performance hereunder, and shall not be disclosed to any other person except for purposes of enforcing this Agreement.

9.0       Confidentiality

9.1       The Assignee’s Confidential Information shall be received and used by UBC solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 9.

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9.2       UBC shall keep and use all of the Assignee’s Confidential Information in confidence and will not, without the Assignee's prior written consent, disclose any of the Assignee's Confidential Information to any person or entity, except those of UBC's officers, employees, faculty, students, consultants and professional advisors who require such Confidential Information in performing their obligations under this Agreement.

9.3       UBC shall not use, either directly or indirectly, any of the Assignee’s Confidential Information for any purpose other than as contemplated herein without the Assignee’s prior written consent.

9.4       If UBC is required by judicial or administrative process to disclose any or all of the Assignee's Confidential Information, UBC shall promptly notify the Assignee and, when available allow the Assignee reasonable time to oppose such process before disclosing any such Confidential Information.

9.5       Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 9 shall survive and be binding upon UBC and its successors and assigns.

10.0       Further Assignment:

10.1       The Assignee will not assign this Agreement, or sell, transfer or assign, or license on a royalty-free basis fora prepaid amount, the Technology and/or any Improvements or any part thereof (each, a “Transfer") to any other party (a “Third Party”) without the prior written consent of UBC, which consent will not be unreasonably withheld or delayed by UBC, and provided that UBC will grant such consent if:

(a)	the Assignee acknowledges that all rights granted in this Agreement to UBC shall survive any such Transfer until superseded by the agreement described in paragraph (b) below; and
(b)	that the Third Party shall on closing of the Transfer execute a written agreement, in a form approved by UBC, which provides that the Third Party covenants and agrees with UBC to assume and adopt as its own obligation the covenants and obligations of the Assignee under this Agreement.

Notwithstanding the foregoing, UBC agrees that the Assignee shall have the right to sell, transfer or assign, or license on a royalty-free basis for a prepaid amount, the Technology and/or any Improvements or any part thereof to an Affiliate, provided that such Affiliate shall accept an assignment and assumption of this Agreement, and assume and adopt as its own obligations the covenants and obligations of the Assignee under this Agreement.

11.0       General:

11.1       This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

11.2       The Assignee will pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement. All amounts and consideration specified as payable by the Assignee to UBC in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Assignee, the Assignee will pay such tax to UBC on demand.

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11.3       Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. Neither party has the authority to act on behalf of any other party, or to commit the other party in any manner at all or cause the other party's name to be used in any way not specifically authorized by this Agreement.

11.4       Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

11.5       No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

11.6       No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

11.7       All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

11.8       Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

11.9       This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

11.10       Time is of the essence of this Agreement.

11.11       This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument,

SCHEDULE “A"

DESCRIPTION OF THE TECHNOLOGY AND MATERIALS

The "Technology” shall include:

1.       the following patent application:

(a)	United States Provisional Patent Application No. 62344248 entitled “Metabolic Engineering of Cannabinoids” submitted June 1,2016;
and

2.       all work product arising prior to the Effective Date from the Sponsored Research created or developed by Dr. Vikramaditya G. Yadav, Dr. Protiva Roy, Dr. Sandip V. Pawar. Dr. Sarvesh Kumar, Daniel Korvin and any UBC employees working in the UBC laboratory of Dr. Vikramaditya G. Yadav, whether alone or with others, including Dr. Sazzad Hossain, whether prior to, during or after the Contract Period set out in the Collaborative Research Agreement between UBC and the Assignee dated May 22, 2015 (including intellectual property classified as UBC Intellectual Property or Joint Intellectual Property under the Collaborative Research Agreement) relating to or having application to the metabolic engineering of yeast and bacteria for synthesis of cannabinoids and cannabis-derived terpenoids, including, without limitation:

(a)	any and all discoveries, developments, enhancements, improvements, concepts, designs, strategies, formulas, processes, ideas, writings, and other works, whether or not reduced to practice and whether or not protectable under patent, copyright, trade secret or similar laws, including, without limitation, designs and strategies for recombinant DNA vectors and other nucleic acid constructs, and transformed bacteria and yeast cells; and
(b)	all information, protocols, procedures, specifications, results, data, formulae , unpatented inventions, manufacturing information, technical dossiers, drawings, regulatory records and quality system documentation, including, without limitation, experimental protocols, experimental data, process development data, manufacturing protocols, manufacturing data, process conditions, formulae for cell culture and fermentation media, isolation and purification protocols, technical analyses, technical reports, formulation records, toxicological assay results, test procedures, test results and the contents of laboratory notebooks.